Exhibit (h)(6)(ii)

NEUBERGER BERMAN EQUITY FUNDS
INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT

SCHEDULE A

The Institutional Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement is as follows:

Neuberger Genesis Fund

Date: December 18, 2025

NEUBERGER BERMAN EQUITY FUNDS
INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT
SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Institutional Class Administration Agreement shall be:

(1)      For the services provided to the Institutional Class of a Series and its shareholders (including amounts paid to third parties), 0.15% per annum of the average daily net assets of the Institutional Class of said Series; plus in each case

(2)      Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date:  July 1, 2017